UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 9, 2023

Date of Report (date of earliest event reported)

UpHealth, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38924	83-3838045
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

14000 S. Military Trail, Suite 203

Delray Beach, FL 33484

(Address of principal executive offices)

(888) 424-3646

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	UPH.BC	New York Stock Exchange
Redeemable Warrants, exercisable for one share of Common Stock at an exercise price of $115.00 per share	UPH.WS.BC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Employment Agreement with Chief Executive Officer

As previously disclosed in its Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 12, 2022, on May 10, 2022, UpHealth, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Samuel J. Meckey for Mr. Meckey to be employed as the Chief Executive Officer of the Company. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Employment Agreement.

On January 9, 2023, the Company’s Board of Directors (the “Board”) approved an Amendment to the Employment Agreement between Mr. Meckey and the Company, effective as of January 10, 2023 (the “Amendment”), to amend certain of the compensation terms of Mr. Meckey’s employment as Chief Executive Officer of the Company. The Amendment amends the terms of the Employment Agreement as follows.

The Employment Agreement provided that the Company would grant restricted stock units (“RSUs”) under the Company’s 2021 Equity Incentive Plan to Mr. Meckey in the amount of 4,300,000 (pre-split basis) or 430,000 (post-split basis), with certain of the RSUs vesting subject to Mr. Meckey’s continued provision of services to the Company as further detailed below (the “Time-Based RSUs”), and certain of the RSUs being subject to vesting based upon performance. None of the RSUs to be granted pursuant to the terms of the Employment Agreement had been granted prior to January 9, 2023. Pursuant to the terms of the Amendment, all of the 430,000 RSUs to be granted will be Time-Based RSUs, and subject to Mr. Meckey’s continued provision of services to the Company through the applicable vesting dates, these Time-Based RSUs are eligible to vest in accordance with the following schedule, as described in the applicable restricted stock unit agreement: 25% will vest on June 1, 2023 (the “Cliff Date”) and the remaining 75% will vest in equal quarterly installments on each subsequent August 1st, November 1st, February 1st and June 1st over the three years following the Cliff Date, such that these Time-Based RSUs will be 100% vested on the third anniversary of the Cliff Date and in each case subject to Mr. Meckey’s continued services with the Company through each such applicable vesting date.

In addition, the Employment Agreement provided that Mr. Meckey was supposed to receive as additional consideration for his services as Chief Executive Officer, payment of $940,568 on January 1, 2023, subject to applicable withholding. Pursuant to the terms of the Amendment, this payment is being restructured to be made with one payment of $500,000 on January 13, 2023 and a second payment of $458,794.24 on May 31, 2023, with each subject to applicable withholding and provided that Mr. Meckey remains employed with the Company through each applicable payment date, and subject to the qualified termination severance benefit provisions in the Employment Agreement.

The Amendment further provides that all other terms and conditions of the Employment Agreement shall continue in full force and effect.

The foregoing summary of the terms and conditions of the Amendment and the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Amendment and the Employment Agreement, which are included as Exhibit 10.1 to this Current Report on Form 8-K and Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 15, 2022, respectively, and are incorporated herein by reference.

Restricted Stock Unit Award

On January 9, 2023, the Company’s Board approved, upon the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), the grant to Mr. Meckey of 430,000 RSUs as provided for in the above-discussed Amendment pursuant to and subject to the terms of the Company’s 2021 Equity Incentive Plan. These RSUs will vest subject to Mr. Meckey’s continued provision of services to the Company through the applicable vesting dates in accordance with the following schedule, as described in the applicable restricted stock unit agreement: 25% will vest on the Cliff Date and the remaining 75% will vest in equal quarterly installments on each subsequent August 1, November 1, February 1 and June 1 over the three years following the Cliff Date, such that the RSUs will be 100% vested on June 1, 2026, and in each case subject to Mr. Meckey’s continued services with the Company through each such applicable vesting date.

Chief Financial Officer Base Salary Increase

On January 9, 2023, the Board approved, upon the recommendation of the Compensation Committee, an increase to the base salary payable to Martin Beck, the Company’s Chief Financial Officer, effective as of January 1, 2023. As previously reported in the Current Report on Form 8-K filed by the Company with the SEC on October 25, 2021, prior to this increase, Mr. Beck’s base salary was $350,000 per year, and effective as of January 1, 2023, Mr. Beck’s base salary is $400,000 per year.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Item

10.1	Amendment to Employment Agreement, dated January 12, 2023, by and between UpHealth, Inc. and Samuel J. Meckey.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 13, 2023

By:	/s/ Samuel J. Meckey
Name:	Samuel J. Meckey
Title:	Chief Executive Officer